EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-3 Nos. 33-58466, 333-35248, 333-106478; and Form S-8 Nos. 33-37341, 33-50783, 33-56141, 333-02021, 333-62015, 333-66113, 333-90397, 333-70308, 333-104057) of Eli Lilly and Company and subsidiaries and in the related Prospectus of our reports dated February 22, 2010, with respect to the consolidated financial statements of Eli Lilly and Company and subsidiaries and the effectiveness of internal control over financial reporting of Eli Lilly and Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Indianapolis, Indiana
February 22, 2010